Exhibit 99.1
PRESS RELEASE
Contacts:
James E. Green, Executive Vice President, Corporate Affairs
423-989-8125
David E. Robinson, Senior Director, Corporate Affairs
423-989-7045
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS ANNOUNCES APPOINTMENT OF
PHILLIP A. INCARNATI TO BOARD OF DIRECTORS
BRISTOL, TENNESSEE, November 7, 2006 - King Pharmaceuticals, Inc. (NYSE: KG) announced today the appointment of Philip A. Incarnati to the Company’s Board of Directors. Mr. Incarnati has also been appointed to the Audit Committee of the Board of Directors.
Philip A. Incarnati is the President and Chief Executive Officer of McLaren Health Care Corporation in Flint, Michigan, positions he has held since 1989. McLaren Health Care, a fully-integrated regional health care system ranked among the top 20 systems in the U.S., had revenue of approximately $2.2 billion in 2005. Prior to joining McLaren, Mr. Incarnati held the positions of Executive Vice President and Chief Operating Officer with Horizon Health System.
Mr. Incarnati earned both his Masters in Business Administration in 1982 and his Bachelors in Business Administration in 1976 from Eastern Michigan University. Mr. Incarnati is currently a board member of the Eastern Michigan University Board of Regents, Medical Staffing Network, Inc. and PHNS Inc.
Brian A. Markison, President and Chief Executive Officer of King, stated, “We are extremely pleased that Mr. Incarnati has joined King’s Board of Directors. Mr. Incarnati’s strong health care expertise and outstanding business acumen should provide insight and leadership for our Company.”
About King Pharmaceuticals
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.
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EXECUTIVE OFFICES
KING PHARMACEUTICALS • 501 FIFTH STREET, BRISTOL, TENNESSEE 37620